CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of ASYMmetric Smart Alpha S&P 500® ETF and ASYMmetric Smart Income ETF, each a series of ASYMmetric ETFs Trust, under the headings “Other Service Providers” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Cleveland, Ohio
January 24, 2023